AMERIGAS PROPANE, INC.
2000 LONG-TERM INCENTIVE PLAN
ON BEHALF OF AMERIGAS PARTNERS, L.P.
RESTRICTED UNIT GRANT LETTER
     This RESTRICTED UNIT GRANT, dated as of January 1, 2006 (the “Date of Grant”), is delivered by AmeriGas Propane, Inc. (the “Company”) to                      (the “Participant”).
RECITALS
     The AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan on Behalf of AmeriGas Partners, L.P., as amended (the “Plan”) provides for the grant of restricted units (“Restricted Units”) with respect to Common Units of AmeriGas Partners, L.P. (“APLP”). A Restricted Unit is a phantom unit that represents the value of one Common Unit of APLP. The Compensation/Pension Committee of the Board of Directors of the Company (the “Committee”) has decided to grant Restricted Units to the Participant on the terms described below.
     NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:
1. Grant of Restricted Units. Subject to the terms and conditions set forth in this Grant Letter and in the Plan, the Committee hereby grants to the Participant                      Restricted Units. The number of Restricted Units set forth above is the target award of Restricted Units. The Restricted Units are contingently awarded and will be earned and payable if and to the extent that the Performance Goals (described below) and other conditions of the Grant Letter are met. The Restricted Units are granted with Restricted Unit Distribution Equivalents (as defined in the Plan).
2. Performance Goals.
     (a) The Participant shall earn the right to payment of the Restricted Units if the Performance Goals described below are met for the Performance Period, and if the Participant continues to be employed by the Company through December 31, 2008. The Performance Period is the period beginning January 1, 2006 and ending December 31, 2008. The performance goals and other requirements of this Section 2 are referred to as the “Performance Goals.”
     (b) The Restricted Units will be payable if APLP’s Total Shareholder Return (TSR) equals the median TSR of a Comparison Group for the Performance Period. The Comparison Group is a group of publicly traded master limited partnerships in the propane, pipeline and coal industries, as set forth on the attached Exhibit A. In the event of any mergers, sales or other changes in the companies listed on Exhibit A, the Committee may make such adjustments to the Comparison Group as it deems appropriate. The actual amount of the award of Restricted Units may be higher or lower than the target award, or even zero, based on APLP’s TSR percentile rank relative to the companies in the Comparison Group, as follows:

APLP’s TSR Rank
(Percentile)	Percentage of Target Award Earned
Highest	200%
90th	175%
75th	150%
60th	125%
50th	100%
40th	50%
less than 40th	0%
The target award percentage earned will be interpolated between each of the measuring points.
     (c) TSR shall be calculated by the Company using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of the calculation. The price used for determining TSR at the beginning and the end of the Performance Period will be the average price for the 90-day period preceding the beginning of the Performance Period (i.e., the 90-day period ending on December 31, 2005) and the 90-day period ending on the last day of the Performance Period (i.e., the 90-day period ending on December 31, 2008).
     (d) The target award is the number of Restricted Units set forth in Section 1 above, which is the amount designated for 100% (50th TSR rank) performance. The Participant can earn up to 200% of the target award if APLP’s TSR percentile rank exceeds the 50th TSR percentile rank, according to the foregoing schedule.
     (e) At the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and the amount to be paid with respect to the Restricted Units. Except as described in Section 3 below, the Participant must be employed by the Company on December 31, 2008 in order for the Participant to receive payment with respect to the Restricted Units.
3. Termination of Employment or Service.
     (a) Except as described below, if the Participant’s employment with the Company terminates on or before December 31, 2008, the Restricted Units and all Restricted Unit Distribution Equivalents credited under this Grant Letter will be forfeited.
     (b) If the Participant terminates employment on account of Retirement (as defined in the Plan), Disability (as defined in the Plan) or death, the Participant will earn a pro-rata portion of the Participant’s outstanding Restricted Units and Restricted Unit Distribution Equivalents, if the Performance Goals and the requirements of this Grant Letter are met. The prorated portion will be determined as the amount that would otherwise be paid after the end of the Performance Period, based on achievement of the Performance Goals, multiplied by a fraction, the numerator of which is the number of calendar years during the Performance Period in which the Participant has been employed by the Company and the denominator of which is three. For purposes of the proration calculation, the calendar year in which the Participant’s termination of employment or service on account of Retirement, Disability, or death occurs will be counted as a full year.
     (c) In the event of termination of employment or service on account of Retirement, Disability or death, the prorated amount shall be paid after the end of the Performance Period, pursuant to Section 5 below.
     (d) The Committee may apply the Plan provisions applicable to transfers of employment and reduction of responsibilities as the Committee deems appropriate.
4. Coordination with Severance Plan. Notwithstanding anything in this Grant Letter to the contrary, if the Participant receives severance benefits under a Severance Plan (as defined in the Plan) and the terms of such benefits require that severance compensation payable under the Severance Plan be reduced by benefits payable under this Plan, any amount payable to the Participant with respect to Restricted Units and Restricted Unit Distribution Equivalents after the Participant’s termination of employment shall be reduced by the amount of severance compensation paid to the Participant under the Severance Plan, as required by, and according to the terms of, the Severance Plan.
5. Payment with Respect to Restricted Units. If the Committee determines that the conditions to payment of the Restricted Units have been met, the Company shall pay to the Participant, between January 1, 2009 and March 15, 2009, Common Units of APLP or cash, or a combination of the two, as the Committee determines, equal to the amount to be paid according to achievement of the Performance Goals.
6. Restricted Unit Distribution Equivalents with Respect to Restricted Units.
     (a) Restricted Unit Distribution Equivalents shall accrue with respect to Restricted Units and shall be payable subject to the same Performance Goals and terms as the Restricted Units to which they relate. Restricted Unit Distribution Equivalents shall be credited with respect to the target award of Restricted Units from the Date of Grant until the payment date. If and to that extent the underlying Restricted Units are forfeited, all related Restricted Unit Distribution Equivalents shall also be forfeited.
     (b) While the Restricted Units are outstanding, the Company will keep records in a bookkeeping Account (as defined in the Plan) for the Participant. On each payment date for a distribution paid by APLP on its Common Units, the Company shall credit to the Participant’s account an amount equal to the Restricted Unit Distribution Equivalents associated with the target award of Restricted Units held by the Participant on the record date for the distribution. No interest will be credited to any such account.
     (c) The target amount of Restricted Unit Distribution Equivalents (100% of the Restricted Unit Distribution Equivalents credited to the Participant’s account) will be earned if APLP’s TSR rank is at the 50th TSR percentile rank for the measurement period. The Participant can earn up to 200% of the target amount of Restricted Unit Distribution Equivalents if APLP’s TSR rank exceeds the 50th TSR percentile rank, according to the schedule in Section 2 above. Except as described in Section 3(b) above, if the Participant’s employment with the

Company terminates on or before December 31, 2008, all Restricted Unit Distribution Equivalents will be forfeited.
     (d) Restricted Unit Distribution Equivalents will be paid in cash at the same time as the underlying Restricted Units are paid, after the Committee determines that the conditions to payment have been met. Notwithstanding anything in this Grant Letter to the contrary, the Participant may not accrue Restricted Unit Distribution Equivalents in excess of $500,000 during any calendar year under all grants under the Plan.
7. Withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the payments under this Grant Letter.
8. Change of Control. If a Change of Control (as defined in the Plan) occurs during the Performance Period, the outstanding Restricted Units and Restricted Unit Distribution Equivalents shall be paid in cash in an amount equal to the greater of (i) the target award amount or (ii) the award amount that would be paid as if the Performance Period ended on the date of the Change of Control, based on the Company’s achievement of the Performance Goals as of the date of the Change of Control, as determined by the Committee. If a former Participant is entitled to receive a prorated award for the Performance Period pursuant to Section 3(b) above, the award will be the prorated portion of the amount described in the preceding sentence. The Restricted Units and Restricted Unit Distribution Equivalents shall be paid on the closing date of the Change of Control.
9. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Restricted Units and Restricted Unit Distribution Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the APLP Common Units, (ii) changes in capitalization of APLP and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
10. No Employment or Other Rights. The grant of Restricted Units shall not confer upon the Participant any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.
11. No Unit Holder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a unit holder with respect to the APLP Common Units related to the Restricted Units, unless and until certificates for APLP Common Units have been issued to the Participant or successor.

12. Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Grant Letter after the Participant’s death shall be paid to the Participant’s estate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.
13. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
14. Notice. Any notice to the Company provided for in this Grant Letter shall be addressed to the Company in care of the Corporate Secretary at the Company’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Grant Letter, and the Participant has executed this Grant Letter, effective as of the Date of Grant.

AmeriGas Propane, Inc.
Attest

By:

Assistant Secretary		Robert H. Knauss
Vice President and General Counsel
I hereby acknowledge receipt of the Plan incorporated herein. I accept the Restricted Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding on me and any other person having or claiming a right under this grant.

Participant

EXHIBIT A
Comparison Group
MLP Peer Group
AmeriGas Plus 22 Peers

Ticker
Propane MLPs:
AmeriGas Partners, L.P.	APU
Ferrellgas Partners, L.P.	FGP
Heritage Propane Partners, L.P.	HPG
Star Gas Partners, L.P.	SGU
Suburban Propane Partners, L.P.	SPH
Inergy, L.P.	NRGY

Pipelines / Transportation MLPs:
Buckeye Partners, L.P.	BPL
Gulfterra Energy Partners*	GTM
Enbridge Energy Partners, L.P.	EEP
Enterprise Products Partners, L.P.	EPD
Kaneb Pipe Line Partners, L.P.	KPP
Kinder Morgan Energy Partners, L.P.	KMP
Northern Border Partners, L.P.	NBP
Pacific Energy Partners, L.P.	PPX
Plains All American Pipeline, L.P.	PAA
Sunoco Logistics Partners, L.P.	SXL
TC Pipelines, L.P.	TCLP
TEPPCO Partners, L.P.	TPP
Valero, L.P.	VLI
Magellan Midstream Partners **	MMP

A-1

MLP Peer Group
AmeriGas Plus 22 Peers

Coal MLPs:
Alliance Resource Partners, L.P.	ARLP
Penn Virginia Resource Partners, L.P.	PVR
Natural Resources Partners, L.P.	NRP

*	Formerly known as El Paso Energy Partners, L.P.

**	Formerly known as Williams Energy Partners, L.P.

A-2